Exhibit 10.16
VECTRUS, INC.
SEVERANCE PLAN

INTRODUCTION
Vectrus, Inc. (the “Company”) has established the Vectrus, Inc. Severance Plan (the “Plan”) effective September 27, 2014, for the benefit of its eligible U.S. salaried employees and the eligible U.S. employees of its subsidiaries (collectively, Vectrus, Inc. and its subsidiaries are referred to as the “Company”). Non-U.S. companies shall comply with their local laws and, to the extent applicable, the Company units not subject to U.S. law shall apply the intent and provisions of this policy consistent with national and local law.

The Plan is designed to give the Company a basis to provide severance payments on a discretionary basis to certain employees whose employment is terminated by the Company other than for cause. This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan, as interpreted by the Plan Administrator.
The Company has the sole discretion to determine whether an employee may be considered eligible for benefits under the Plan. Nothing in the Plan will be construed to give any employee the right to receive severance payments or to continue in the employment of the Company. The Plan is unfunded, has no trustee and is administered by the Plan Administrator. The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §1002(1), and 29 C.F.R. §2510.3-2(b). Please review the section entitled “Amendment and Termination of the Plan” regarding the Company’s reservation of rights. To the maximum extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan is intended to be a “separation pay plan” under Section 409A of the Code, in accordance with the final regulations issued thereunder and related guidance, and shall be maintained, interpreted and administered accordingly.
This Plan supersedes all prior severance pay plans or practices applicable to eligible U.S. salaried employees covered by this Plan, whether formal or informal or written or unwritten, of the Company.

GENERAL INFORMATION

1	Plan Name:	Vectrus, Inc. Severance Plan

2	Plan Number:	[ ]

3	Employer/Plan Sponsor:	Vectrus, Inc.
655 Space Center Drive
Colorado Springs, CO 80915
(719) 591-3600

4	Employer Identification Number:	38-3924636

5	Type of Plan:	Welfare Benefit - Severance Pay Plan

6	Plan Administrator:	Senior Vice President & Chief Human Resources Officer
c/o Vectrus, Inc.
655 Space Center Drive
Colorado Springs, CO 80915

7	Agent for Service of Legal Process	Senior Human Resources Executive of his or her Designee.

8	Sources of Contributions:	The Plan is unfunded and all benefits are paid from the general assets of the Company.

9	Type of Administration:	The Plan is administered by the Plan Administrator with benefits provided in accordance with the provisions of the applicable Plan document.

10	Plan Year:	The Plan's fiscal records are kept on a fiscal year basis ending December 31.

COVERAGE
All regular, active salaried executive and corporate level employees of the Company who are employed in the U.S. are eligible to participate in the Plan. Local businesses or divisions are covered by the Plan but may have different severance payment schedules. Individuals ineligible for coverage include (i) any person who provides service as an intern, special project employee or other temporary employee, (ii) any person whose terms and conditions of employment are determined through collective bargaining with a third party, unless the collective bargaining agreement provides for participation in the Plan, (iii) any person performing services for the Company pursuant to an arrangement with a third party leasing organization, (iv) employees who are covered under the Senior Executive Severance Pay Plan, or any individual agreement, plan, arrangement or program providing severance and (v) any person whom the Company determines, in its sole discretion, is not a common law employee. If a person described in clauses (iii) or (v) is subsequently classified by the Company, the Internal Revenue Service or a court as an employee, such person, for purposes of this Plan, shall be deemed an employee from the actual (and not the effective) date of such classification, but shall nonetheless be ineligible for coverage under the Plan.
ELIGIBILITY

A.	When You Are Eligible
The Company may make severance payments to any employee whom the Company determines, in its sole and exclusive discretion, is an eligible employee and has incurred an involuntary termination of employment, except as specified below. Keep in mind that severance pay is not a right accruing to any employee. Decisions in this matter remain a prerogative of management, which will exercise its discretion in such circumstances, taking into account the interests of individuals and the business needs of the Company.
In order to receive any severance payment benefits, you must sign and not revoke a waiver/release, in a form provided by the Company, of all claims arising out of your employment relationship with the Company and the termination of that relationship, and you must return all Company property, including files, manuals, keys, access cards, credit cards and Company-owned equipment in your possession. You may also be required, in the discretion of the Company, to reaffirm any covenant against disclosure and assignment of intellectual property, confidentiality, non-competition or non-disparagement agreement previously entered into and you may be required to agree to such additional terms and conditions related to the termination of the employment relationship that the Company, in its sole discretion, decides to require as a condition of receiving severance payments hereunder.

B.	When You Are Not Eligible
Notwithstanding the foregoing, you are not eligible for severance pay in any of the following circumstances:

1.	You voluntarily resign or voluntarily retire.

2.
You are discharged by the Company for cause as determined by the Company, in its sole and exclusive discretion, including, but not limited to, misconduct or violation of Company policies, rules or Code of Conduct. If the Company determines, after your termination of employment, that you violated any terms or conditions relating to your employment, your severance agreement or the Company’s Code of Conduct or any policies of the Company, the Company may discontinue severance payments.

3.	Prior to or on your last day of scheduled employment, you die or experience a physical or mental condition entitling you to, disability benefits or workers compensation.

4.	You fail to return to employment following an approved leave of absence.

5.	You terminate employment as a result of a court decree.

6.
Your termination of employment is related to a corporate transaction, such as a sale or transfer of assets (including the sale of a division or business unit or any operation thereof), a sale of stock, or a stock dividend, spinoff, reorganization that results in you no longer being employed by the Company and you are (i) offered comparable employment with the acquirer or the new employer; or (ii) you are not offered comparable employment with the acquirer or new employer, but are offered a comparable position with the Company, and you do not accept such offer of employment.     The Company shall reasonably determine what constitutes comparable employment.

7.
You receive, or are entitled to receive, severance benefits under any other severance plan, agreement or arrangement of the Company or any successor entity. Notwithstanding any provision of the Plan to the contrary, the Company, in its sole discretion and acting as the Plan sponsor and not as a fiduciary, reserves the right (a) to amend eligibility requirements and conditions or establish additional eligibility requirements and conditions, (b) to determine whether an employee satisfies the eligibility requirements for severance benefits, (c) to award severance benefits to a terminated employee who is not otherwise eligible, (d) to deny benefits to an employee who is otherwise eligible, (e) to award benefits to any terminated employee in a greater or lesser amount than provided for in the Plan, or (f) to pay out benefits in a manner or on a schedule other than provided for in the Plan.

PLAN BENEFITS
If you have been selected to receive a severance payment benefit, as determined by the Company, you may be eligible for a benefit which may be based upon your completed years of service, weekly pay and salary grade or position level, or any other factors determined to be relevant by the Company, in its sole discretion.
Your "termination date" shall be the date on which your active service ends, i.e., your last day of active employment with the Company.
The Company may provide a fixed level or schedule of benefits in connection with any special termination program designed by the Company. In the absence of any other determination, the amount of severance pay will be determined in accordance with the attached Exhibit 1 (Executive Severance Pay Benefits, Exhibit 2 (Band B or Comparable Level Severance Pay Benefits) or Exhibit 3 (Non-Executive Severance Pay Benefits) using a tiered approach based on both your salary grade or position level and your completed years of service with the Company:
“Years of service” means the total number of your completed years of service as a full-time employee of the Company and, as applicable, with ITT Corporation and/or Exelis Inc. (or their respective affiliates). Adjusted service dates will be used for employees who have bridged prior breaks in service, as determined by the Company.
“Weekly pay” means your weekly base salary rate at the time of your termination date, including regularly scheduled shift differential where applicable, and excluding overtime pay and other allowances.
You are solely responsible for the payment of all taxes that results from your receipt of severance pay benefits. In addition, all severance pay benefits will be subject to all applicable federal, state and local tax withholding requirements. Severance pay benefits will be reduced by amounts provided in respect of any WARN obligation.
Severance payments will be made from the general assets of the Company. Severance pay will be paid in installments according to your business or divisions normal payroll cycle, with the first payment, which will cover the severance pay that is payable to you within 60 days after your termination date, paid to you on the first payroll date that occurs within such 60 day period, (provided that should such 60 day period span two calendar years, such payments will commence in the second of the two calendar years) and the remaining installments, if any, of your severance pay, paid according to your business or unit’s normal payroll cycle; provided that in order for you to receive severance pay under this Plan the Company must receive an effective waiver/release and the revocation period for such release must have expired within such 60 day period. In addition, you must return all Company property as described under “When Your Are Eligible” above.
If you are receiving severance pay and are rehired by the Company, you must agree to forego any remaining severance pay beyond your rehire date. If your employment is again terminated before prior service has been bridged, (“Bridge” describes the period when you return to work for the Company and work an amount of time equal to the time you were not with the Company) you will be eligible to receive only that portion of severance pay that was foregone and not received.
In your first paycheck following your termination date, you will be paid your accrued weekly pay which was not paid to you prior to your termination date, along with any vacation pay due at the time of your termination date in accordance with the provisions of your business or unit’s vacation policy.
Severance pay will not be used or considered in the computation or accrual of benefits under any other benefit plan or program except to the extent explicitly permitted in such plan or program. In the event you die before receiving all of the severance payments due to you, any remaining payments shall be paid in a lump sum to your estate.

COMPLIANCE WITH CODE SECTION 409A
This Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. All payments to be made upon a termination of employment that constitutes deferred compensation under this Plan may only be made upon a “separation from service” under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of payment. Severance payments made in the form of installments under this Plan shall be deemed ‘separate payments’ within the meaning of Section 409A of the Code.

You are solely responsible for all taxes that may result from your receipt of the amounts payable to you under this Agreement, and neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to you of you receipt of any benefit or payment hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended.

To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Plan are intended to be exempt under section 409A in reliance on the “separation pay” exception under Treas. Reg. §1.409A-1(b)(9)(iii), the short-term deferral exception under Treas. Reg. §1.409A-1(b)(4), or any other applicable exception; provided, however, any amount payable to you during the six (6) month period following your termination date that does not qualify within such exception and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amounts shall hereinafter be referred to as the “Excess Amount.” If at the time of your termination date, you are a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company in accordance with the Company’s “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following your termination date for six (6) months following your termination date. The delayed Excess Amount shall be paid in a lump sum to you within thirty (30) days following the date that is six (6) months following your termination date and any installments payable to you after such six (6) month period shall continue in accordance with their original schedule. If you die during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to your estate within sixty (60) days after your death.
CLAIMS PROCEDURE
Adverse Benefit Determinations
If you have been determined to be eligible to receive benefits under the Plan, you may contest the administration of the benefits (but not the level of benefits) by completing and filing a written claim for reconsideration with the Plan Administrator. If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to you, in writing, within 90 days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to you prior to the termination of the initial 90-day period. The extension shall not exceed a period of 90 days from the end of the initial period of time and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision.
The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by you:

1.	the specific reason or reasons for the denial;

2.	reference to the specific Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for you to perfect the claim and an explanation as to why such information is necessary; and

4.
an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of your right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Appeal of Adverse Benefit Determinations
You or your duly authorized representative shall have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. You or your duly authorized representative may:

1.	request a review upon written notice to the Plan Administrator within 60 days after receipt of a notice of the denial of a claim for benefits;

2.	submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to your claim for benefits.
The Plan Administrator’s review shall take into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than 60 days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to you prior to the termination of the initial 60-day period. The extension shall not exceed a period of 60 days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review.
The written determination of the Plan Administrator shall set forth, in a manner calculated to be understood by you:

1.	the specific reason or reasons for the decision;

2.	reference to the specific Plan provisions on which the decision is based;

3.	your right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4.	a statement of your right to bring a civil action under section 502(a) of ERISA.
No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If you or other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to you or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.
PLAN ADMINISTRATION
The Administrative Committee, consisting of the following officers and employees of the Company: [ ] will be the Plan Administrator and the named fiduciary of the Plan for purposes of ERISA. The authority and duties of the Administrative Committee are described in this section and in such charters or other documents as may be adopted from time to time. As circumstances may require, the Company may appoint additional or substitute members of the Administrative Committee.
The Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits (other than determinations under “Eligibility” that are reserved to the Company). The Plan Administrator shall correct any defect, reconcile any inconsistency, or supply any omission with respect to the Plan. The decisions of the Plan Administrator in all matters relating to the Plan that are within the scope of his/her authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.
ACTION BY THE COMPANY
Any action taken by the Company under the Plan shall be taken by the Administrative Committee of The Company (or by the local business or division with respect to employees of the local business or division which shall designate a local or division committee).
AMENDMENT AND TERMINATION OF THE PLAN
Vectrus, Inc. reserves the right to amend or terminate the Plan, in whole or in part, at any time and for any reason. Such action shall be taken by the Board of Directors of Vectrus, Inc. or its Compensation and Personnel Committee. The authority and duties of the Compensation and Personnel Committee are described in such charters or other documents as may be adopted from time to time.

ERISA RIGHTS STATEMENT
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
Receive Information about Your Plan and Benefits

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

Exhibit 1 Executive Employee Severance Pay Schedule

Salary Grade or Comparable Level	Severance Pay For Less than Two Years of Completed Service	Severance Pay For Two or More Years of Completed Service
19	Twelve weeks of weekly pay	Eleven weeks of weekly pay, plus one additional week of weekly pay for each year of completed service
20	Thirteen weeks of weekly pay	Twelve weeks of weekly pay, plus one additional week of weekly pay for each year of completed service
21	Fourteen weeks of weekly pay	Thirteen weeks of weekly pay, plus one additional week of weekly pay for each year of completed service
22	Fifteen weeks of weekly pay	Fourteen weeks of weekly pay, plus one additional week of weekly pay for each year of completed service
23	Sixteen weeks of weekly pay	Fifteen weeks of weekly pay, plus one additional week of weekly pay for each year of completed service

Exhibit 2 Band B Employee or Comparable Level Severance Pay Schedule

Band B or Comparable Level	Twenty-six weeks of weekly pay	Twenty-six weeks of weekly pay if years of service is less than three, plus after three years of service, one additional week of weekly pay for each year of completed service over two years of service

Exhibit 3 Non-Executive or Comparable Level Severance Pay Schedule
Non- Executive Employee Severance Benefits

Salary Grade or Comparable Level	Severance Pay For Less than Two Years of Completed Service	Severance Pay For Two or More Years of Completed Service
9 through 12	Two weeks of weekly pay	One weeks of weekly pay, plus one additional week of weekly pay for each year of completed service
13	Three weeks of weekly pay	Two weeks of weekly pay, plus one additional week of weekly pay for each year of completed service
14	Four weeks of weekly pay	Three weeks of weekly pay, plus one additional week of weekly pay for each year of completed service
15	Five weeks of weekly pay	Four weeks of weekly pay, plus one additional week of weekly pay for each year of completed service
16	Six weeks of weekly pay	Five weeks of weekly pay, plus one additional week of weekly pay for each year of completed service
17	Seven weeks of weekly pay	Six weeks of weekly pay, plus one additional week of weekly pay for each year of completed service over
18	Eight weeks of weekly pay	Seven weeks of weekly pay, plus one additional week of weekly pay for each year of completed service